SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:	February 13, 2014

Omagine, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

350 Fifth Avenue, 48th Floor, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act;
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ]	Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01 - Other Events

In a continuing effort to provide maximum visibility into the DA signing process currently underway, Omagine, Inc. (the "Company") is providing the following information in order to keep our shareholders informed of the Company’s activities regarding the Development Agreement (“DA”) for the Omagine Project in Oman.

On Thursday, February 13, 2014, the Company’s president, Frank J. Drohan, and its attorney, Sean Angle met with His Excellency Ahmed bin Nasser Al-Mehrizi, the Minister of Tourism of Oman. Also in attendance at the meeting was Dr. Saleh Al Shaaibi, Director General of Planning at the Ministry of Tourism, and two other MOT senior staff members.

His Excellency, the Minister, confirmed to Mr. Drohan and Mr. Angle that all issues with respect to the Omagine DA are now resolved and that he is ready and willing to sign the DA and Usufruct Agreement (the land agreement) with Omagine LLC as soon as possible. The Usufruct Agreement is incorporated into the DA but is a separate agreement and is the single most important part of the DA as it specifies Omagine LLC’s rights over the 1,000,000 square meters of land constituting the Omagine Site – including Omagine LLC’s rights to develop, lease and sell such 1,000,000 square meters of land.

His Excellency also informed Mr. Drohan and Mr. Angle that, in preparation for the DA signing, he had sent MOT staff people to the Ministry of Housing (the “MOH”) to get an updated deed for the 1,000,000 square meters of land constituting the Omagine Site (the land deed presently in our and MOT’s possession is from 2006). The MOT staff thereupon discovered that a small portion of the proposed Omagine Site (approximately 40,000 square meters) had, unbeknownst to MOT, been allocated to a high ranking government official and the Minister therefore proposed (and presented us with a detailed drawing of MOT’s proposal) to substitute for that allocation by adding an additional adjacent 40,000 square meters to the existing Omagine Site thereby insuring that the Omagine Site continued to be one million (1,000,000) square meters in size.

His Excellency asked Mr. Drohan to agree on behalf of Omagine LLC to this MOT proposal because he wanted to immediately send the MOT staff people back to the MOH to get a new updated and accurate land deed for the Omagine Site showing the slightly modified configuration resulting from the deletion and addition of the aforesaid 40,000 square meters.

Mr. Drohan responded to His Excellency that he had no objection in principal with MOT’s proposal but would like to confer with His Excellency Nasser Al-Kindi, Minister of Royal Court Affairs, before officially agreeing to the MOT proposal because he, Mr. Drohan, had an alternative idea he wished to first discuss with H.E. Al-Kindi. H.E. Al-Mahrizi agreed and then encouraged Mr. Drohan to confer with RCA as soon as he could because he (H.E. Al-Mahrizi) was anxious to definitively settle this matter, after which he wanted to promptly sign the Usufruct Agreement and the Omagine DA.

Mr. Drohan promised to confer with RCA within the next four days and promised H.E. Al-Mahrizi that he would get back to him – without fail - by no later than Monday, February 17, 2014. Furthermore, Mr. Drohan confirmed to the Minister that Omagine LLC would – without fail - agree with the aforementioned MOT proposal absent a different solution by February 17th that was acceptable to both the MOT Minister and the RCA Minister.

Although this was an unexpected technical snag, it is a trivial one which involves no disagreement by any party, which has already been decided and agreed upon between Mr. Drohan and H.E. Mahrizi, and which will be conclusively settled on February 17, 2014.

Mr. Angle again confirmed with the Minister that there were no other outstanding matters and that all was agreed by MOT and Omagine LLC. We promised to also deliver a redline of the final DA to MOT on Monday showing the few minor changes that were necessary as a result of our most recent agreements.

Given MOT’s and the Minister of Tourism’s enthusiasm for signing the Usufruct Agreement and the DA as soon as possible, management expects that both agreements will be signed within the next two weeks – but cautions that such timing may be a bit later as has been our past experience. Management however, has a very high degree of certainty in its belief at this time that both the DA and Usufruct Agreement will be signed in the very near term.

 Forward Looking Statements

Certain statements made in this report on Form 8-K are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from the future results implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements – including management’s present expectation and belief that the Development Agreement and the Usufruct Agreement will be signed by Omagine LLC and the Government - are based on reasonable assumptions, the Company's actual results could differ materially from those set forth or implied in such forward-looking statements. Factors that could cause such differences include but are not limited to the uncertainty of success associated with Omagine LLC’s ongoing efforts (as described in our previous SEC Reports) to sign the Development Agreement and the Usufruct Agreement with the Government of the Sultanate of Oman.

Item 9.01  Financial Statements and Exhibits

(a)           Not applicable
(b)           Not applicable
(c)           Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omagine, Inc.
(Registrant)

Dated: February 13, 2014	By:	/s/ Frank J. Drohan
Frank J. Drohan
Chairman of the Board,
President and Chief
Executive Officer

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